Exhibit 10.29
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850
December 17, 2008
Stephanie Irish
Dear Stephanie:
     Effective immediately, Vanda Pharmaceuticals Inc. (the “Company”) will provide you with the following severance protection:
     1. General. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then you will be entitled to the benefits described in this letter.1 However, this letter will not apply unless you (a) have returned all Company property in your possession and (b) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to you within five business days after your Separation. You must execute and return the release within the period set forth in the prescribed form.
     2. Salary Continuation. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then the Company will continue to pay your base salary for a period of three months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence not later than 30 days after the last date for returning the release described in Section 1 above. The amount of the salary continuation payments under this Section 2 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).
     3. COBRA. If the Company terminates your employment for any reason other than Cause or Permanent Disability, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the six-month period following your Separation, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
     4. Options. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then (a) the vested portion of the shares subject to each of your options will be determined by adding three months to the actual

[1]	Several capitalized terms are defined below.

Stephanie Irish
December 17, 2008

period of service that you have completed with the Company and (b) each of your options will be exercisable for six months (rather than three months) after your termination date.
     5. Tax Matters.
     (a) Withholding. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     (b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 2 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 2, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.
     6. Definitions. The following terms have the meaning set forth below wherever they are used in this letter:
     “Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
     “Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
     “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
*   *   *   *   *

Stephanie Irish
December 17, 2008

     If you have any questions, please call me at 240-599-4500.

Very truly yours,

Vanda Pharmaceuticals Inc.

By:	/s/ Mihael H. Polymeropoulos
Title: Chief Executive Officer
I have read and accept this employment offer:

/s/ Stephanie Irish
Signature of Employee